Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-252670, No. 333-214805, No. 333-235962, No. 333-227349, No. 333-238928, No. 333-239495, and No. 333-248623), Form S-3MEF (No. 333-249694), Form S-1 (No. 333-221683, No. 333-230856, No. 333-232762, No. 333-235709 and 333-264870), and Form S-8 (No. 333-227482, No. 333-228655, and No. 333-250097), of Genius Brands International, Inc. of our report dated May 5, 2022, with respect to the consolidated financial statements of Wow Unlimited Media Inc., which report appears in the Form 8-K of Genius Brands International, Inc. dated June 21, 2022.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

June 21, 2022